March 17, 1999

Dear Shareholder:

We are pleased to enclose your Notice of Annual
Meeting and Proxy Statement for the Annual Meeting of
Shareholders of S&T Bancorp, Inc. ("S&T") to be held on April 19, 1999, at 10:00 a.m., Eastern Standard
Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania.

At the Annual Meeting, you will be asked to elect six directors of S&T to serve terms expiring in 2002 and to transact such other business as may properly come before the meeting or any adjournment thereof.

In order to make sure that your vote is represented at the Annual Meeting, indicate your vote on the enclosed proxy form, sign, date and return it in the enclosed envelope. If you attend the Annual Meeting in person, you may revoke your proxy at the Annual Meeting and vote in person.

Sincerely,

James C. Miller

President and
Chief Executive Officer

S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, Pennsylvania 15701

_________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 19, 1999

__________________________

To the Shareholders of
S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. ("S&T") will be held at the S&T Training and Support Center, located at 355
North Fifth Street, Indiana, Pennsylvania 15701, on
April 19, 1999 at 10:00 a.m., Eastern Standard Time, for the following purposes:

1. To elect six directors of S&T to serve terms expiring in 2002, and;

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 1, 1999 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors,

James G. Barone
Secretary

Indiana, Pennsylvania
March 17, 1999

IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR
REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK,
SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS
POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS
REQUIRED FOR MAILING IN THE UNITED STATES. THE BOARD
OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE
NOMINEES NAMED HEREIN.

S&T BANCORP, INC.

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 1999

__________________________

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. ("S&T") in connection with the solicitation of proxies by the Board of Directors of S&T (the "S&T Board") for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice ("Annual
Meeting"). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about March 17, 1999.

At the Annual Meeting, shareholders of S&T will be asked to elect six directors of S&T to serve terms expiring in 2002.

All shareholders are urged to read this Proxy
Statement carefully and in its entirety.

MEETING INFORMATION

Date, Place and Time

The Annual Meeting of Shareholders of S&T will be held on April 19, 1999 at 10:00 a.m., Eastern Standard
Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania.

Record Date; Voting Rights

The securities which can be voted at the S&T Annual
Meeting consist of shares of S&T Common Stock, with each share entitling its owner to one vote on all matters. Only holders of record of S&T Common Stock at the close of business on March 1, 1999 (the "Record
Date") will be entitled to notice of and to vote at the Annual Meeting. There were __________ record holders of outstanding S&T Common Stock and __________ shares of S&T Common Stock outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A quorum is constituted by the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matters to be voted on. At a duly organized
Annual Meeting, each matter shall be decided by a majority of the votes cast on such matters by the shareholders present at the meeting in person or by proxy. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached, but failure to execute and return a proxy will result in a shareholder not being considered present at the meeting.

Under Pennsylvania law, the act of "voting" does not include either recording the fact of abstention or failing to vote for a candidate or for approval or disapproval of a proposal, whether or not the person entitled to vote characterizes the conduct as voting.
In other words, only those who indicate an affirmative or negative decision on a matter are treated as voting, so that an abstention or failure to vote is not equivalent to a negative decision.

With respect to Proposal 1, the six nominees for election as directors who receive the greatest number of votes cast at the Annual Meeting shall be elected as directors at the conclusion of vote tabulation. A withheld vote on any nominee will not affect the voting results.

Broker-dealers who hold shares on behalf of their customers in street name may vote, in their discretion, on "routine" items on behalf of any customers who do not furnish voting instructions prior to the Annual Meeting. With respect to non-routine items that come before the Annual Meeting for a vote, such broker-dealers would not be able to vote without first receiving voting instructions for their customers. Although S&T believes that the proposal to be considered by the shareholders is routine, if there were broker "non-votes" (arising from the lack of required instructions from beneficial owners) such non-votes would not be considered in the calculation of the majority of the votes cast and therefore would have no effect on the vote with respect to a non-routine item.

Voting and Revocation of Proxies

If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted "FOR" the nominees proposed by the S&T Board in the attached Notice of Annual Meeting of Shareholders.
Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual
Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T, through its directors, officers and regular employees, may also solicit proxies personally or by telephone. S&T also will request persons, firms and corporations holding shares of S&T Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

PRINCIPAL BENEFICIAL OWNERS OF S&T COMMON STOCK

As of December 31, 1998, the Investment Management and
Trust Services Department ("Trust Services") of S&T
Bank held, in various fiduciary capacities, 3,529,496 shares of S&T Common Stock. These holdings represent
12.8% of the total outstanding shares. Trust Services has sole voting power for 2,035,336 of these shares and no voting power for 541,589 of these shares, held in customer accounts. It is the intention of management to vote the shares for which it has sole voting power
"FOR" the matters to be acted upon at the Annual
Meeting.  The remaining 952,571 shares of S&T Common
Stock are held by Trust Services as trustee ("Trustee") of the S&T Thrift Plan for S&T Bank Employees (the
"Plan"). As Trustee, Trust Services will vote such shares as instructed by Plan participants. The Trustee will vote any allocated shares for which it has not received any instruction in the same proportion as shares for which voting instructions have been received. S&T is not aware of any other person who beneficially owns more than five percent of any class of securities of S&T.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS
AND OFFICERS

The following table sets forth, as of December 31, 1998, the amount and percentage of S&T Common Stock beneficially owned by each director, each nominee for director, named Executive Officers of S&T and directors and Executive Officers of S&T Bank as a group.

Directors, Executive Officers      Shares of Common Stock    Percent Owned
and Nominees+                      Beneficially Owned (A)
James G. Barone                         50,682                     *
Thomas A. Brice                        117,197                     *
James L. Carino                        227,451                     *
John J. Delaney                         78,213                     *
Robert D. Duggan+                      180,927                     *
Thomas W. Garges, Jr.                   12,942                     *
William J. Gatti+                       42,106                     *
Ruth M. Grant+                         190,226                     *
Jeffrey D. Grube                         3,319                     *
Herbert L. Hanna+                      241,180                     *
Frank W. Jones                          20,224                     *
Joseph A. Kirk                          55,745                     *
David L. Krieger                        22,680                     *
Samuel Levy+                           154,716                     *
James C. Miller                        154,516                     *
Alan Papernick                           3,246                     *
W. Parker Ruddock                       63,560                     *
Bruce W. Salome                         76,773                     *
Myles D. Sampson                        11,775                     *
J. Jeffrey Smead                        53,731                     *
Charles A. Spadafora+                   71,367                     *
Christine J. Toretti                   229,642                     *

All Directors and Executive          2,226,125                  7.83
Officers as a group
(27 Persons)

__________

+ Less than 1%

(A) May include shares held by spouse, other family members, as trustee or through a corporation.
    Includes the following nonstatutory stock options vesting within 60 days of the date this Proxy
    Statement is mailed: Mr. Barone, 40,000 shares;
    Mr. Brice, 20,000 shares; Mr. Carino, 20,000 shares; Mr. Delaney, 15,000 shares; Mr. Duggan,
    131,000 shares; Mr. Gatti, 20,000 shares; Ms.
    Grant, 3,110 shares; Mr. Grube, 1,246 shares; Dr.
    Hanna, 15,000 shares; Mr. Jones, 3,110 shares; Mr.
    Kirk, 20,000 shares; Mr. Krieger, 20,000 shares;
    Mr. Levy, 20,000 shares; Mr. Miller, 114,000 shares; Mr. Papernick, 1,246 shares; Mr. Ruddock,
    15,000 shares; Mr. Salome, 72,000 shares; Mr.
    Sampson, 3,110 shares; Mr. Smead, 46,000 shares;
    Mr. Spadafora, 20,000 shares; Ms. Toretti, 20,000 shares; and all other Executive Officers as a group, 131,000 shares. The reporting person may disclaim beneficial ownership of such shares.

PROPOSAL I---ELECTION OF DIRECTORS

General

The bylaws of S&T (the "S&T Bylaws") provide that the number of directors constituting the S&T Board shall consist of not less than 12 nor more than 25.
Currently, there are 17 directors on the S&T Board.
The Articles of Incorporation of S&T provide for the classification of directors into three classes, as nearly equal in number as possible, with approximately one-third of the directors elected annually for three-year terms. Certain information about the Nominees
(Class 3 Directors), whose terms will expire in 1999, and who are presently members of the S&T Board and the S&T Bank Board, is set forth below:

Class 3 Nominees for Terms to Expire in 2002:

                                  Principal Occupation
Name                         Age  During Past 5 Years           Director Since
Robert D. Duggan(1)           66  Chairman of S&T and S&T Bank,        1981
                                  Formerly Chief Executive
                                  Officer of S&T and S&T Bank
William J. Gatti              57  President and Chief Executive        1993
                                  Officer, Gatti Medical Supply,
                                  Inc.
Ruth M. Grant(1)              67  President, Louis A. Grant,           1997
                                  Inc. - Specialized Equipment
                                  Manufacturing and Services
Herbert L. Hanna, M.D.(1)(2)  69  Family Practice                      1986
Samuel Levy(1)(3)             60  President, Jefferson Wholesale       1977
                                  Grocery Company, Inc.
Charles A. Spadafora          57  President, Colonial Motor Mart       1987


Certain information about the directors whose terms continue (Class 1 and Class 2 Directors), who are directors of S&T and S&T Bank, is set forth below:

Class 1 Directors Whose Terms Expire in 2000:

Name                         Age  Principal Occupation          Director Since
                                  During Past 5 Years

John J. Delaney(2)            57  President, Delaney Chevrolet,        1987
                                  Geo, Buick, Honda
Frank W. Jones(2)             53  Attorney-at-Law                      1997
Alan Papernick                61  Attorney-at-Law                      1997
W. Parker Ruddock(1)(3)       70  Senior Judge of the Court of         1977
                                  Common Pleas of Indiana County,
                                  Pennsylvania
Myles D. Sampson(2)           54  President, Rimco Properties, Inc.    1997
                                  - Real Estate Development
Christine J. Toretti(1)(2)(3) 42  President, S. W. Jack Drilling       1984
                                  Company and Partner, C&N Company-
                                  Gas Drillers and Producers


Class 2 Directors Whose Terms Expire in 2001:

Name                         Age   Principal Occupation        Director Since
                                   During Past 5 Years

Thomas A. Brice(1)(3)         58   Vice President, Douds,              1980
                                   Inc. - Retail Interior
                                   Furnishings
James L. Carino(1)            66   President, J.L. Carino              1987
                                   Nurseries, Inc.
Thomas W. Garges,Jr.(1)(3)(4) 59   Former President and Chief          1990
                                   Executive Officer,Rochester
                                   & Pittsburgh Coal Company
Jeffrey D. Grube(2)           45   President, B.F.G. Electroplating    1997
                                   and Manufacturing Company
Joseph A. Kirk(2)             59   President, Beaver Meadow            1993
                                   Creamery, Inc.
James C. Miller(1)            53   President and Chief Executive       1993
                                   Officer of S&T and S&T Bank

Notes to Listing of Directors on Page 4

(1) Members of the Executive Committee of S&T Bank and
S&T. The committee, which is appointed annually by the S&T Board, has authority to take action between meetings of the S&T Board with respect to matters which a majority of the committee considers necessary to be addressed prior to the next meeting of the S&T Board. The committee had four meetings during 1998.

(2) Members of the Audit Committee of S&T Bank and
S&T. The Audit Committee had three meetings during 1998. The committee reviews the internal audit activities of S&T Bank and also supervises and directs the activities of S&T's independent auditors. Another function of the committee is to recommend the services of a reputable certified public accounting firm to perform the annual audit. The committee receives and reviews reports of auditors and examiners and presents them to the S&T Board with comments and recommendations.

(3) Members of the Compensation and Benefits Committee of S&T Bank and S&T. The committee's function is to recommend to the S&T Board action on compensation and benefit changes brought to it by management. The committee had two meetings during 1998.

(4) Mr. Garges resigned from the S&T Board and S&T
Bank Board effective January 1, 1999.

(5) The S&T Bylaws require mandatory director retirement at the Annual Meeting following the 70th birthday of the director. As such, Director Ruddock will retire from the S&T Board at the Annual Meeting.
The S&T Board currently anticipates that it will reduce the size of the S&T Board by one member immediately following the Annual Meeting.

The S&T Board does not have a nominating committee.

During 1998, the S&T Board held 13 meetings. All directors attended at least 75% of the total number of meetings of the S&T Board and committees.

S&T Board Fees

Non-employee members of the S&T Board are compensated at the rate of $5,000 per year plus $700 per meeting attended. Directors are paid $200 to $250 for attendance at S&T Board committee meetings. In
December 1998, each member of the S&T Board who was not an employee of S&T was granted an option to acquire up to 5,000 shares of S&T Common Stock at an exercise price of $27.75 per share, the market price on the date of the grant. These options are exercisable after six months and within 10 years of the date of the grant.

Retirement Plan

The S&T Bank Retirement Plan ("Retirement Plan") covers all eligible employees and provides a monthly retirement income for employees and their spouses.

The following table shows the estimated annual benefit payable upon a normal retirement date to persons in specified remuneration and years of service classifications for the Retirement Plan. This benefit is payable in addition to social security and is calculated based upon the participant's average annual regular earnings for the highest five consecutive years in the last 10 years ("Average Covered
Compensation").

                               Pension Plan Table
                                Years of service

Remuneration          10           15          20          25          30
$ 100,000         $ 13,347     $ 20,021    $ 26,694    $ 33,368    $ 40,041
  150,000           20,847       31,271      41,694      52,118      62,541
  200,000           28,347       42,521      56,694      70,868      85,041
  250,000           35,847       53,771      71,694      89,618     107,541
  300,000           43,347       65,021      86,694     108,368     130,041
  350,000           50,847       76,271     101,694     127,118     152,541
  400,000           58,347       87,521     116,694     145,868     175,041
  450,000           65,847       98,771     131,694     164,618     197,541

As of December 31, 1998, completed years of credited service and Average Covered Compensation for Executive
Officers is as follows:

Name              Years of Credited Service      Average Covered Compensation
J.C. Miller                  27                           $253,260
D.L. Krieger                 14                            170,133
J.G. Barone                   6                            148,100
B.W. Salome                   7                            143,400
J.J. Smead                    6                            130,700

___________

S&T Bank also maintains a Profit Sharing/Employee
Stock Ownership Plan ("ESOP") with 401(k) provisions in which all employees may participate with elective salary deferrals. On December 30, 1988, the ESOP acquired 560,000 shares of S&T Common Stock which were allocated to employee accounts over a 10 year period.
At December 31, 1998, the ESOP had no unallocated shares remaining. In 1998, S&T Bank made monthly matching contributions equal to 50% of the employees'
401(k) contributions, up to 3% of the eligible participants' compensation. In addition, a 6% year-end contribution was made by S&T Bank. Year-end contributions are based on the performance of S&T, indexed to earnings per share, and are expected to range from 2% to 6%.

Effective January 1, 1994, federal tax laws lowered the amount of annual compensation that may be considered in calculating benefits payable from qualified retirement plans to a current maximum of $160,000. In addition, 401(k) contributions by employees are restricted by "highly compensated employee" formulas. In order that S&T Bank officers not lose benefits they would normally have been entitled to receive, non-qualified plans were approved to accumulate the benefits which would have accrued in the Retirement Plan and Profit Sharing/ESOP Plan were it not for the impact of the eligible compensation restrictions. The nonqualified plan related to retirement benefits is unfunded; the nonqualified plan related to Profit Sharing/ESOP is funded.

Other benefits generally provided to all officers and full-time employees include a medical reimbursement plan, a dental plan, a vision care plan, a long-term disability income plan and life insurance. No outside director is provided these benefits.

Remuneration of Executive Officers

The following table provides information concerning remuneration of the five highest compensated Executive
Officers during 1998.

                         SUMMARY COMPENSATION TABLE


                         Annual compensation          Long-term compensation
                                                     Awards
Name and principal                                   Securities     All Other
position              Year     Salary    Bonus       underlying   Compensation
                                                     options/SARs      (A)
J.C. Miller,
President, Chief
Executive Officer
and Director          1998   $300,000    $60,000        25,000       $32,131
                      1997    258,000    --------       30,000        23,220
                      1996    233,000    --------       30,000        21,165
D.L. Krieger,
Executive Vice
President             1998    170,000     40,000        15,000        18,866
                      1997    157,000     25,000        20,000        16,379
                      1996    145,000     25,000        20,000        15,442
J.G. Barone,
Executive Vice
President,
Secretary and
Treasurer             1998    159,800     25,000        15,000        16,160
                      1997    149,800     15,000        20,000        14,400
                      1996    139,800     10,000        20,000        13,163
B.W. Salome,
Executive Vice
President             1998    145,000     20,000        15,000        14,810
                      1997    137,000     15,000        20,000        13,679
                      1996    130,000     10,000        20,000        12,708
J.J. Smead,
Executive Vice
President             1998    136,000     15,000        15,000        13,549
                      1997    128,000     15,000        20,000        12,891
                      1996    121,000     15,000        14,000        12,241

Note to Compensation Table

(A) Includes contributions by S&T Bank to the 401(k)/Thrift Plan and to nonqualified benefit plans that were established in order that Executive Officers not lose benefits which would normally have accrued in qualified plans prior to the change in tax laws on January 1, 1994 that lowered the compensation calculation base to a current maximum of $160,000 and added limitations related to highly compensated employees.


Agreements with Executive Officers

Each of the five highest compensated Executive
Officers of S&T, Messrs. Miller, Krieger, Barone,
Salome and Smead, is party to a change in control agreement with S&T. Each agreement provides that if the executive is terminated within one year following the occurrence of certain "changes in control" of S&T or of S&T Bank (as defined in each agreement) that were not preapproved by the S&T Board, or if the executive voluntarily terminates his employment with S&T under certain specified circumstances following a change in control, the Executive Officer will be entitled to receive a lump sum cash payment based on the executive's salary immediately preceding the change in control and to receive certain continuing
S&T employee benefits. In the case of Mr. Miller, the lump sum cash payment would equal three times his annual base salary immediately preceding the change in control; for each of the other Executive Officers, the cash payment would equal his annual base salary immediately preceding the change in control.

Board Compensation Committee Report on Executive
Compensation

Executive compensation decisions are made by the five member Compensation and Benefits Committee (the
"Committee") of the S&T Board. Each member of the Committee is a non-employee director. All decisions relating to the compensation of Executive Officers are reviewed by the S&T Board, except for decisions about awards under the Stock Plan, which are made solely by the Committee. The report set forth below is submitted by Directors Levy (Chairman), Brice, Garges, Ruddock and Toretti, in their capacity as Committee members, addressing S&T's compensation policies for 1998 as they affected Mr. Miller, President and Chief
Executive Officer, and the four other highest compensated Executive Officers of S&T in 1998
(collectively "Senior Executives").

The Committee, in its executive compensation decisions, considered overall corporate performance as well as individual initiative and achievements. The policy of the Committee is to provide competitive levels of compensation that integrate pay with S&T's performance goals, reward exceptional performance and assist S&T in attracting and retaining qualified executives. Compensation is set at levels that the Committee believes to be consistent with others in the industry that have similar responsibilities, with the Senior Executives' actual compensation packages increasingly being weighted toward programs contingent upon S&T's level of long-term (three years or greater) performance. As a result, the Senior Executives' actual compensation levels in any particular year may be above or below those of S&T's competitors, depending on S&T's performance. The Committee typically examines salaries and performance levels of a group of 12 to 15 peer banks that it selects for comparison with S&T based upon similar size and geographic location. The Committee also considers the SNL Securities Bank Performance Report and the SNL
Executive Compensation Review for Commercial Banks.
The peer banks utilized in this review may or may not be included in the KBW 50 Index or the S&P 500 Index as reflected in the Five-Year Cumulative Total Return performance graph.

The Committee continues to endorse the position that stock ownership by management and stock based performance compensation arrangements are beneficial in aligning management's and shareholders' interests.
The Stock Plan is considered to be an important element in designing the compensation packages of S&T because the Senior Executives can profit only if the value of the S&T Common Stock increases.

The Committee's general approach in setting the Chief
Executive Officer's annual compensation is to seek to be competitive with compensation paid to other chief executive officers, with a similar scope of responsibilities, and by other companies in the industry based upon long-term performance. The
Committee typically compares the chief executive officer salary level and performance against the same
12 to 15 peer banks discussed above. The Committee has also reviewed salary information compiled by both regional and national benefits consulatants for comparison purposes.

Particular emphasis was placed upon S&T's success in meeting its earnings per share and asset quality goals in 1998, as well as the assessment of Mr. Miller's individual performance. The Committee also considered
Mr. Miller's leadership in promoting the long-term strategic growth of S&T and his assumption of the Chief Executive Officer responsibilities.

Mr. Miller's salary for 1998 increased over the 1997 level by 16.3%. In addition, he was granted a performance bonus of $60,000. In setting Mr. Miller's compensation, the Committee considered S&T's current year and long-term performance against both local competition and a national peer group of companies in the same business.

In December 1998, the Committee granted Mr. Miller nonstatutory stock options for 25,000 shares of S&T
Common Stock with an exercise price equal to the market price on the date of the grant. These options are exercisable after six months and within 10 years of the date of the grant. The Committee believes that this award together with last year's award of 30,000 shares will encourage long-term performance and promote management retention. In addition to the options, Mr. Miller currently owns 40,516 shares of S&T Common Stock. This significant interest in S&T's
Common Stock is considered to be beneficial to the common interests of shareholders and management.

Submitted by the Compensation and Benefits Committee of the S&T Bancorp, Inc. Board of Directors:

Samuel Levy (Chairman); Thomas Brice; Thomas Garges;
W. Parker Ruddock; Christine Toretti

FIVE-YEAR CUMULATIVE TOTAL RETURN

S&T Bancorp, Inc.

S&P 500 Index and KBW 50 Index (A)

"INSERT PERFORMANCE GRAPH HERE"

Year Ended
December 31         1993      1994      1995      1996      1997      1998
STBA               $100      $117      $180      $187      $271      $354
S&P 500             100       101       139       171       229       294
KBW 50              100        95       152       215       314       340

(A) The Keefe, Bruyette & Woods, Inc. (KBW) 50 is made up of 50 of the nation's largest banking companies, including all money center and most regional banks.


Stock Option Plan Anticipated Benefits

The following table is presented to show proposed benefits to the Chief Executive Officer and the four most highly compensated Executive Officers.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                          Individual Grants               Potential realizable
                                                            value at assumed
                                                             annual rates of
                                                               stock price
                                                               appreciation
                                                              for option term

Name       Number of      Percent       Exercise  Expiration    5%     10%
           securities     of total      price     date
           underlying     options/SARs
           options/SARs   granted to
           granted (A)    employees in
                          fiscal year
J.C. Miller   25,000       7%           $27.75    12/21/08  $436,296  $1,105,659
D.L. Krieger  15,000       4             27.75    12/21/08   261,777     663,395
J.G. Barone   15,000       4             27.75    12/21/08   261,777     663,395
B.W. Salome   15,000       4             27.75    12/21/08   261,777     663,395
J.J. Smead    15,000       4             27.75    12/21/08   261,777     663,395

(A) Options granted at an exercise price equal to the market price on the date of the grant. These options are exercisable after six months and within 10 years of the date of the grant.

The table below shows information about option holdings for Executive Officers at year-end on an aggregate basis.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES


                                Number of securities     Value of unexercised
                               underlying unexercised    in-the-money options/
                               options/SARs at fiscal       SARs at fiscal
                                    year-end (A)             year-end (A)

Name          Shares    Value Exercisable Unexerciable Exercisable Unexercisable
            Acquired Realized
         on Exercise
J.C. Miller  36,000  $  673,500   114,000     25,000    $1,446,000         $0
D.L. Krieger 72,000   1,071,675    20,000     15,000       143,750          0
J.G. Barone  52,000     785,500    40,000     15,000       386,250          0
B.W. Salome  20,000     367,500    72,000     15,000       891,750          0
J.J. Smead   28,000     466,890    46,000     15,000       486,750          0

___________

(A) The numbers set forth in these columns represent nonstatutory stock options. There have been no SARs issued pursuant to the Stock Plan.

Transactions with Management and Others

S&T Bank has made and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with others. Such loans did not involve more than normal risk of collectibility or present unfavorable features.

On October 1, 1986, S&T Bank entered into an agreement to lease, from Director Toretti and Michael Toretti as trustees under an irrevocable trust, a building and land which is used as S&T Bank's North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four, five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On
October 1, 1996, S&T Bank exercised its second renewal option at $11,025 per month.

On August 1, 1992, S&T Bank entered into an agreement to lease from S.W. Jack Drilling Company, controlled by Director Toretti, a building used for Trust
Services and other executive offices. The terms of the agreement provide for monthly payments of $6,500 for three years and the option to lease additional space on the second floor with additional successive terms of three years each, with rent for each renewal option to be the rent from the previous term, plus 5%. On July 1, 1993, S&T Bank exercised the option for the second floor space at the S.W. Jack Building. On August 1, 1998, S&T Bank exercised its second renewal option with a new, combined monthly rent of $15,270.

On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. Total investment by S&T Bank was $1,761,766 and entitled S&T
Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Internal Revenue
Service Section 42 program. Director Delaney (and affiliated parties) and Director Gatti (and affiliated parties) each hold a one-third interest in RCL
Partners, Inc.

On December 1, 1997, S&T Bank entered into an agreement to lease from Director Sampson, branch space and a free standing drive-up teller and ATM facility located in a shopping plaza. The lease agreement provides for a 10-year term, monthly rent of $6,750, annually adjusted for changes in the consumer price index, and a 10-year renewal option.

During 1998, S&T Bank made payments for purchase of goods and services from companies owned or controlled by Director Brice and Director Delaney for $162,243 and $126,929, respectively.

Certain Business Relationships

During 1998, S&T Bank acquired automobile loans on a third-party basis from companies owned by Director
Delaney and from companies owned by Director
Spadafora. These loans were acquired on substantially the same terms as those prevailing at the same time for comparable transactions with others.

Compensation Committee Interlocks and Insider
Participation

Regulations require the disclosure of any related party transactions with members of the Compensation
Committee. During 1998, S&T Bank made payments of
$162,243 to a company owned by Director Brice for the purchase of furniture and other equipment, and payments of $336,652 to Director Toretti, and affiliates, for the lease of operations, branch and administrative facilities. S&T Bank has made and expects to make in the future, extensions of credit in the ordinary course of business to members of the Compensation Committee. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with others. Such loans did not involve more than normal risk of collectibility or present unfavorable features. See also "Transactions with Management and Others."

Section 16(a) Beneficial Ownership Reporting
Compliance

Section 16(a) of the Exchange Act requires S&T's directors and Executive Officers, and persons who own more than 10% of S&T's stock, to report to the Securities and Exchange Commission ("SEC") certain of their transactions with respect to S&T's stock. The
SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within 10 days of the month in which the change occurs, except certain types of changes may be reported on a Form 5 within 45 days of the end of the year in which the change occurs. Form 3 must be filed within 10 days of the event when a director, Executive Officer or person who owns more than 10% of S&T's stock becomes subject to Section 16(a) of the Exchange Act compliance.
During 1998, all directors and Executive Officers timely filed all required reports of changes in beneficial ownership.

INDEPENDENT PUBLIC ACCOUNTANTS

On the recommendation of the Audit Committee of the S&T Board, the firm of Ernst & Young, LLP, certified public accountants, has been selected as S&T's principal independent public accountants for the year
1999. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder of S&T intends to present at the 1999 Annual Meeting of Shareholders of S&T must be received in writing by the Secretary of S&T at S&T's Main office, 800 Philadelphia Street,
Indiana, Pennsylvania, on or before November 17, 1999.
If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act the proposal will be included in S&T's proxy statement and proxy form relating to such meeting. Notice to S&T of a shareholder proposal submitted otherwise than pursuant to 14a-8 will be considered untimely if received by S&T after January 31, 2000, and the persons named in the proxies solicited by S&T's Board for its 1999 Annual Meeting of shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by certified mail, return receipt requested.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board.

By Order of the Board of Directors,

James G. Barone



Secretary

THIS PROXY STATEMENT IS ACCOMPANIED BY S&T'S 1998
ANNUAL REPORT. UPON WRITTEN REQUEST TO THE SECRETARY
OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA
15701, BY ANY SHAREHOLDER WHOSE PROXY IS SOLICITED
HEREBY, S&T WILL FURNISH A COPY OF ITS 1998 ANNUAL
REPORT ON FORM 10-K TO THE SEC, TOGETHER WITH
FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT
CHARGE TO THE SHAREHOLDER REQUESTING SAME.

March 17, 1999